EXHIBIT 99.1

ACME UNITED CORPORATION            NEWS RELEASE
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                            CONTACT: Paul G. Driscoll
                             Acme United Corporation
                   60 Round Hill Road    Fairfield, CT  06824
                  Phone: (203) 254-6060    FAX: (203) 254-6521
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                                         FOR IMMEDIATE RELEASE November 15, 2006
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ACME UNITED CORPORATION ANNOUNCES PROMOTIONS

         FAIRFIELD, CONN. - November 15, 2006 - Acme United Corporation (AMEX:ACU) today announced that Walter C. Johnsen, the President and Chief Executive Officer of the Company since 1995, has been elected Chairman of the Board effective January 1, 2007. Gary D. Penisten, the current Chairman will become Chairman Emeritus at the same time. He has served as Chairman since 1996.

         Brian S. Olschan has been promoted to President and Chief Operating Officer effective January 1, 2007. He joined the Company in 1996 and has served as Executive Vice President and Chief Operating Officer since 1999.

         Each of the three individuals is a member of the Board of Directors of the Company. All three will stand for re-election to the Board at the annual meeting of shareholders to be held in April 2007.

         Mr. Penisten stated that, "Under our senior management team, during the past five years Acme United's sales almost doubled. Net income has more than tripled and the stock price has increased nearly five times. Innovation has been accelerated. Products introduced in the last 36 months, including Titanium Bonded scissors and paper trimmers and iPoint pencil sharpeners, account for approximately 30% of revenues. We believe Acme United is well poised for future growth." Mr. Penisten further stated that "The promotions of senior management announced today reflect these accomplishments."


         ACME UNITED CORPORATION is a specialized supplier of cutting devices, measuring instruments, and safety products for school, home, office, and industrial use.